Exhibit 99.1



FOR IMMEDIATE RELEASE

Company Contact:

David E. Hosler, Chairman & CEO
Steven D. Dyer, Secretary
Old Guard Group, Inc.
(717) 581-6855

        OLD GUARD GROUP, INC. APPOINTS ROBERT L. GOLDSTEIN
                    TO THE BOARD OF DIRECTORS


     LANCASTER, PENNSYLVANIA, January 11, 2000  - Old Guard
Group, Inc. (Nasdaq:OGGI) today announced the appointment of Robert L. Goldstein to its board of directors.

     Mr. Goldstein is a principal of Gotham Capital, a private investment partnership. Mr. Goldstein has been associated with Gotham Capital since 1989. A graduate of Tufts University, Boston, Mr. Goldstein was also managing partner of Metropolis Partners from 1989-1997.

     Gotham Capital and individuals associated with Gotham
Capital currently hold 394,926 shares of Old Guard Group, Inc.
stock, which represents approximately 10.65% of the issued and outstanding shares.

     In connection with the appointment of Mr. Goldstein to the Board, Old Guard and Gotham executed a five year agreement that outlines their relationship. Under the Agreement, Old Guard agreed to appoint Mr. Goldstein to the Board, nominate him for election to a full three year term at the 2000 Annual Meeting, and appoint him to the executive committee. For its part, Gotham has agreed generally not to: (i) increase its ownership interest in the Company to 12.5% or more without the prior written consent of the Company, (ii) solicit proxies or wage a proxy contest with respect to any matter, or (iii) sell its stock in the Company without the prior written consent of the Company except to: (A) an affiliate of Gotham or a person approved by the Company who agrees to be bound by the terms of the Agreement, or (B) any other person provided such person would own less than 1% of the voting stock of the company after the transaction.

     In addition, Gotham has agreed to vote all its shares in any election for directors in favor of the nominees of the Board of Directors. As to any other matter brought before the shareholders, Gotham will vote its shares either in favor of the position recommended by the Board of Directors or it will allocate its votes for and against any matter in the same proportion as all other shares are voted.

     Old Guard Insurance Group (www.oldguard.com) is headquartered in Lancaster, Pennsylvania and has offices in Smyrna, Delaware and Richmond, Virginia. The Group is comprised of Old Guard Insurance Company, Old Guard Fire Insurance Company, First Patriot Insurance Company, Neffsville Mutual Fire Insurance Company, First Delaware Insurance Company, and Southern Title Insurance Corporation. The Group serves property and casualty policyholders throughout Pennsylvania, Maryland, and Delaware. In addition, Old Guard provides title insurance and related services in Virginia, North Carolina, Washington, D.C., Ohio, Pennsylvania, and Maryland through Southern Title Insurance Corporation. The Group has annual revenue over $100 million and is rated A- (Excellent) by A.M. Best for property and casualty business.

     Certain statements contained in this press release constitute "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve certain assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. These assumptions, risks and uncertainties include, but are not limited to those associated with factors affecting the property-casualty and title insurance industries generally, including price competition, size and frequency of claim escalating damage awards, natural disasters, fluctuations in interest rates and general business conditions; the Company's dependence on investment income; the geographic concentration of the Company's business in the Northeast United States, the adequacy of the Company's loss reserves; government regulation of the insurance industry and the other risks and uncertainties discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update any forward-looking statements as a result of developments occurring after the release of this press release.

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